Code of Ethics and
Compliance Policies and Procedures

I.	Introduction

This Code of Ethics of Lawson Kroeker Investment Management, Inc. (the “Adviser”) has been adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940.  It sets forth the standards of business conduct expected of the Adviser’s Supervised Persons and reflects the Adviser’s fiduciary obligations to its clients.  It also sets forth policies and procedures that are designed to ensure that persons subject to this Code of Ethics do not use any investment related information of the Adviser’s clients for personal gain or in a manner detrimental to the interests of the clients.

II.	General Principles

This Code of Ethics incorporates the following general principles.  The Adviser and Supervised Persons:
A.	Owe a fiduciary obligation to the Adviser’s clients, including the Firm;
B.	Have the duty at all times to place the interests of the Adviser’s clients first;
C.	Must conduct all of their personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of such person’s position of trust;
D.	Should not take inappropriate advantage of their positions in relation to the Adviser’s clients, including the Firm; and
E.	Must comply with applicable federal securities laws.

III.	Definitions

This Code of Ethics uses the following defined terms.

“Supervised person”  means any member, owner, director (or other person occupying a similar status or performing similar functions), officer or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

“Access person”  means any Supervised Person.

 “Reportable security” has the meaning set forth in Section 202(a)(18) of the Advisers Act and generally includes any stock, bond, note, put, call or option, except that it does not include:
A.	Direct obligations of the Government of the United States;

B.	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
C.	Shares issued by money market funds;
D.	Shares issued by open-end funds, that are not advised or sub-advised by the Firm; and
E.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or sub-advised by the Firm.

“Beneficial ownership” means ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect opportunity to profit from a transaction in the security.
Beneficial ownership of an account or reportable security by an access person includes ownership of an account or reportable security by:
A.	The access person’s spouse (other than a legally separated or divorced spouse of the person) and minor children;
B.
Any immediate family member who lives in the access person’s household, including stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and adoptive relationships;

C.
Any person to whom the access person provides primary financial support, and either (i) whose financial affairs the access person controls, or (ii) for whom the access person provides discretionary advisory services; and

D.	Any partnership, corporation or other entity of which the access person has a 25% or greater interest or exercises effective controlling influence over the management or policies of the company.

“CCO” shall mean Chief Compliance Officer.

IV.	Standards of Business Conduct

This Code of Ethics consists of the following core principles:
a.	The interests of clients will be placed ahead of the Firm’s or any employee’s own investment interests.
b.
Employees are expected to conduct their personal securities transactions in accordance with the Personal Trading Policy and will strive to avoid any actual or perceived conflict of interest with the client.  Employees with questions regarding the appearance of a conflict with a client should consult with the CCO before taking action that may result in an actual conflict.

c.	Employees will not take inappropriate advantage of their position with the Firm.

d.	Employees are expected to act in the best interest of each of our clients.
e.	Employees are expected to comply with applicable federal securities laws. Strict adherence to this policy manual will assist the employee in complying with this important requirement.

V.	Prohibited Activities

A.	Prohibition Against Fraud, Deceit and Manipulation

The specific provisions and reporting requirements of this Code of Ethics are concerned primarily with the investment activities of access persons who may benefit from or interfere with purchase or sale of portfolio securities by the Adviser’s clients, including the Firm.

Nevertheless, supervised persons are prohibited from engaging in any conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of reportable securities by the Adviser’s clients.  Supervised persons are also prohibited from using any information concerning the investments of, or investment intentions of the Adviser with respect to, a client, or his or her ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Adviser’s clients.

In addition, no supervised person shall, directly or indirectly, in connection with the purchase or sale of a reportable security held or to be acquired by a client or the Firm:
i.	Employ any device, scheme or artifice to defraud the client;
ii.
Make to the client or the Adviser any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

iii.	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the client; or
iv.	Engage in any manipulative practice with respect to the client.

Supervised persons must report any violation of this Code of Ethics promptly to the CCO.

B.	Gifts

Supervised persons may not accept any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Adviser or a client of the Adviser.

Note:  For purposes of this Code, the term “de minimis” means $100 or less.

C.	Service as a Director to Public Companies

Supervised persons may not serve on the board of directors of any publicly traded company, without prior authorization of the Adviser, which authorization shall be specifically based upon a determination that the board service would be consistent with the interests of the Adviser’s clients, including the Firm.  If and when such board service is authorized, the supervised person serving as a director will be isolated from other supervised persons who make investment decisions involving that company through “Chinese Wall” or other procedures.

D.	Ban on Short-term Trading Profits

A supervised person may not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) reportable security within sixty (60) calendar days, unless such persons has received advance clearance from the CCO or CEO of the Firm.  Any profits realized from short-term trading in violation of this provision shall be disgorged.

VI.	Pre-Clearance of Personal Securities Transactions

An access person may not conduct a transaction with respect to any Initial Public Offering or Private Placement of a reportable security in which such person has beneficial ownership, unless such person obtains advance clearance of such transaction by the CCO or CEO.

VII.	Reporting Requirements of Securities Transactions for Access Persons

Each access person must provide to the CCO the following reports:

A.	Initial Holdings Reports

Within 10 days after a person becomes an access person, such person must complete, sign and deliver to the CCO an initial holdings report.  The information contained in the report must be current as of a date no more than forty-five (45) days prior to the date the person becomes an access person.

In the initial holdings report, the access person will be required to provide the following information:
a)	The title, number of shares and principal amount of each reportable security in which the access person had any direct or indirect beneficial ownership when the person became an access person.
b)
The name of any broker, dealer or bank with whom the access person maintains an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and

c)	The date that the report is submitted by the access person.

B.	Personal transactions

All access persons are required to provide copies of all brokerage confirmations and annual account statements for all reportable securities in which the access person had any direct or indirect beneficial ownership.

C.	Quarterly transaction reports

Within 30 days after the close of each calendar quarter, each access person must submit a written report (“Quarterly Trade Report”) to the CCO regarding any transaction during the previous calendar quarter in a reportable security in which the access person had any direct or indirect beneficial ownership.

In the quarterly trade report, every access person will be required to provide the following information:
1.	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.	The price of the Covered Security at which the transaction was effected;
4.	The name of the broker, dealer or bank with or through which the transaction was effected; and
5.	The date that the report is submitted by the access person.

If an access person had no transactions in reportable securities during the quarter, such person is still required to submit a report.  The report must indicate that there were no transactions in reportable securities during the quarter.

An access person need not submit a quarterly trade report with respect to transactions effected pursuant to an automatic investment plan.

The access person need not detail any reportable securities transaction in which a copy of the brokerage confirmation has been received by the Firm and the confirmation contains the required transaction information.

Instead the access person will be required to certify, on the quarterly trade report, that the Firm has received the required documentation on such transactions.

With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:
1.	The name of the broker, dealer or bank with whom the access person established the account;
2.	The date the account was established; and
3.	The date that the report is submitted by the access person.

D.	Annual holdings reports

Every access person shall report to the CCO, in a timely manner after the Adviser’s fiscal year end, an annual holdings report which must be current as of a date no more than 45 days before the report is submitted and detail the following information:
a)	The title, number of shares and principal amount of each reportable security in which the access person had any direct or indirect beneficial ownership when the person became an access person.
b)
The name of any broker, dealer or bank with whom the access person maintains an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and

c)	The date that the report is submitted by the access person.

To the extent the holdings information has been provided and detailed on account statements, each access person must certify annually that he or she has provided all necessary account statements to the Firm.  Any reportable security not detailed on an account statement, must be described on the holdings report.

It is further required that every access person list the name of any broker, dealer, or bank with whom they have established or closed an account during the past year in which the access person had direct or indirect beneficial ownership in any securities.

The responsibility for taking the initiative to report is imposed on each access person.  Any effort by the Adviser to facilitate the reporting process does not change or alter that responsibility.

VIII.	Administration of the Code of Ethics
A.	Reporting violations

Each supervised person must report any violations of this Code of Ethics promptly to the Adviser’s CCO.

B.	Compliance certification

At the time a person becomes a supervised person, he or she will be provided copy of the Code of Ethics of the Adviser and any amendments thereto.  Upon initial review and when amendments are made thereafter, each access person must provide the Adviser with a written certification that he or she has received, read and understood the Code of Ethics of the Adviser.

C.	Sanctions

Any violation of this Code of Ethics shall be subject to the imposition of such sanctions by the Adviser as may be deemed appropriate under the circumstances to achieve the purposes of this Code of Ethics and may include fines, suspension or termination of employment.

D.	Responsibility of the Chief Compliance Officer

The administration of this Code of Ethics shall be the responsibility of the CCO of the Adviser.  Duties of the CCO or his designate shall include:
1.	Issuing, as may be appropriate, an interpretation or waiver of this Code of Ethics, which is consistent with the objectives of the Rules and this Code of Ethics;
2.
Monitor and review all access persons’ holdings and transaction reports to assess whether an access person followed required internal procedures and has conducted any personal trades which run counter to the client’s best interest;

3.	At least annually, review the adequacy of the Code and its implementation;
4.	Record any violation of this Code and impose sanctions when appropriate;
5.
Maintain the required books and records pursuant to Rule 204-2(a)(12) under the Investment Advisers Act of 1940 and in accordance with Rule 17j-1(f) under the Investment Company Act of 1940 and make these records available to the Commission upon request.

6.
On an annual basis, the Adviser’s Chief Compliance Officer shall prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to the Chief Compliance Officer of Managed Portfolio Series for review by the Board of Trustees.

7.
On an annual basis, the Adviser’s Chief Compliance Officer shall certify to the Board of Trustees of Managed Portfolio Series that the Adviser has adopted procedures reasonably necessary to prevent its access persons from violating the Code of Ethics.

Appendix
A.	Initial Securities Holdings Report
B.	Quarterly Trade Report
C.	Annual Securities Holdings Report
D.	Acknowledgement of Receipt Form

INITIAL SECURITIES HOLDINGS REPORT

LAWSON KROEKER INVESTMENT MANAGEMENT, INC.

I affirm and attest that all current (less than 45 days old) account statements, detailing holdings in reportable securities in which I had a direct or indirect beneficial ownership as of the date I became an access person, _______________________, have been provided to the CCO in a timely manner.

In addition, I have a direct or indirect beneficial ownership in the following reportable securities that are not detailed on a broker, dealer or bank account statement:

Description of Security	Number of Shares/Units	Principal Amount

The following lists all accounts maintained by me in which I have a direct or indirect beneficial ownership in any securities:

Name of Broker, Dealer or Bank

Name: ________________________________________

Signature: _____________________________________

Date: _________________________________________
To be signed within 10 days of becoming an access person

QUARTERLY TRADE REPORT

LAWSON KROEKER INVESTMENT MANAGEMENT, INC.

Lawson Kroeker Investment Management's Code of Ethics requires that within 30 days after the close of each calendar quarter all access persons of the firm must report any transactions during the previous calendar quarter in a reportable security in which they had any direct or indirect beneficial ownership.  This is accomplished by requiring all access persons to submit copies of all brokerage confirmations to the Chief Compliance Officer for review and filing.  All employees not executing reportable securities transactions during a calendar quarter should report “no transactions.”

QUARTER ENDED:

Did you execute any securities transactions that require reporting in order to comply with the Code of  Ethics during the last calendar quarter?

_______Yes

_______No

I, the undersigned have reported to Lawson Kroeker Investment Management all personal trades, if any, for myself, members of my household, and any other beneficial accounts under my control pursuant to the Code of Ethics for the last calendar quarter.

The following lists all new accounts established by me during the quarter in which I had any direct or indirect beneficial ownership in any securities:

Name of Broker, Dealer or Bank	Date Account Established

Name:          ______________________________

Signature:   ______________________________

Date:           ______________________________

ANNUAL SECURITIES HOLDINGS REPORT

LAWSON KROEKER INVESTMENT MANAGEMENT, INC.

I affirm and attest that all account statements current as of a date no more than 45 days before this report submission and detailing holdings in reportable securities in which I had a direct or indirect beneficial ownership as of _______________________, have been provided to the CCO in a timely manner.

In addition, I have a direct or indirect beneficial ownership in the following reportable securities that are not detailed on a broker, dealer or bank account statement:

Description of Security	Number of Shares/Units	Principal Amount

The following lists all accounts maintained by me during the year in which I had any direct or indirect beneficial ownership in any securities:

Name of Broker, Dealer or Bank	Account Status (Established or Closed)

Name: ________________________________________

Signature: _____________________________________

Date: _________________________________________

ACKNOWLEDGEMENT OF RECEIPT
OF CODE OF ETHICS
OF
LAWSON KROEKER INVESTMENT MANAGEMENT, INC.

Required Report for
Code of Ethics of Lawson Kroeker Investment Management, Inc.

I, ________________________________, certify by my signature below as follows:

1.	I have received, read, and understood, and agree to comply with the Code of Ethics of Lawson Kroeker Investment Management, Inc. (the “Firm”), as adopted and amended through March 2010 (the “Code”);

2.
I acknowledge that I am an “Access Person”, as such term is defined in the Code and that Access Persons of the Firm are generally required to make periodic reports of their securities transactions and securities holdings;

3.	I am subject to the reporting requirements of the Code;

4.
Following the end of each calendar quarter (January 1st, April 1st, July 1st, October 1st) I will receive a Quarterly Securities Transaction Report (the “Report”) from the Firm.  Unless exempt from the reporting requirements, I will complete and return the Report to the Chief Compliance Officer in a timely manner; and

5.	I will inform the Firm of any changes in my mailing address in a timely manner.

Signature: _____________________________________

Date: _________________________________________